Exhibit 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE
This Retirement Agreement and General Release (“Agreement”) is entered into by and between Newpark Resources, Inc. (“Company”) and Mark Airola (“Executive”) on October 2, 2018, but effective as of the Retirement Date (as defined below).
WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated September 18, 2006, as amended from time to time (the “Employment Agreement”), pursuant to which Executive also agreed to be bound by the terms and conditions of Appendix A and Appendix B to the Employment Agreement, including, among other things, post-employment confidentiality, non-competition, employee non-solicitation and customer non-solicitation obligations (collectively, the “Restrictive Covenants”);
WHEREAS, Executive has elected to retire from his employment with the Company, and the Company authorized a succession plan whereby Executive transitioned into an advisory role to the Company as of the Transition Date (as defined below), and Executive will fully and finally retire and separate from his employment with the Company as of the Retirement Date (as defined below); and
WHEREAS, the Company has agreed to provide Executive with the Retirement Benefits (as defined below) subject to the terms, covenants and conditions of this Agreement, and Executive desires to have the opportunity to receive the Retirement Benefits.
AGREEMENT TERMS
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the Company and Executive, intending to be legally bound, hereby incorporate the recitals above herein and agree as follows:
1.Definitions. The following terms shall have the stated meaning, whenever used in this Agreement:
1.1.    “Company Group” shall mean the group consisting of the Company (including successors and assigns) and the direct and indirect subsidiaries and affiliated Persons (as defined below) of the Company. As used herein, a Person is affiliated with another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
1.2.    “Confidential Information” means any materials or information (whether in written, printed, graphic, video, audio, electronically stored, disk or other format) which (a) is not generally known to the public or within the industry; (b) was acquired or learned by Executive as a result of and during Executive’s employment relationship with a member of the Company Group; and (c) relates to the business of the Company Group or its customers, including, by way of example, strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company Group’s relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company Group; bids or proposals submitted to any third party; technologies and methods; manufacturing processes and know-how; training methods and training processes; organizational structure; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.  Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by the Company Group in the pursuit of its business will not cause the information to lose its protected status under this Agreement.
1.3.    “Person” means any individual, partnership, firm, corporation, institution, limited liability company or any other legal entity.
1.4.    “Retirement Date” means September 30, 2018, the last date of Executive’s employment relationship with the Company.
1.5.    “Transition Date” means September 1, 2018.
1.6.    Interpretation of “Including/Or/Law.” Unless expressed otherwise in this Agreement, the term “including” means “including without limitation,” the use of the word “or” is not exclusive, and the term “law” includes any (a) law of any jurisdiction (federal, state, local or other jurisdiction), (b) statutory or common law or (c) applicable regulations or other legal obligations.
2.    Retirement. The Parties mutually agree to terminate the Employment Agreement and Executive will fully and finally retire from his employment with the Company, in each case, effective as of the Retirement Date. As of the Retirement Date, Executive is no longer authorized to act on behalf of or to represent the Company Group, or to incur any expenses, obligations or liabilities on behalf of the Company Group.
2.1.    Final Paycheck. Executive acknowledges and agrees that, following the Retirement Date and within the time period required by law, the Company shall pay Executive a final paycheck (“Final Paycheck”), which will include Executive’s regular salary and all other compensation of any kind owed for all time worked through and including the Retirement Date. Accrued, unused vacation or paid time off will be paid in the Final Paycheck if provided for under the applicable vacation or paid time off policy in place at the time of the Retirement Date.
2.2.    Expense Reimbursement. Executive agrees that within ten (10) business days after the Retirement Date, Executive will submit in a form consistent with Company policies Executive’s final documented expense reimbursement statement reflecting all business expenses Executive has incurred as an employee of the Company, but that have not yet been reimbursed, through the Retirement Date, if any. The Company will reimburse Executive for these expenses pursuant to its usual business practices. Executive acknowledges and agrees that if Executive fails to timely submit an expenses reimbursement statement, as outlined in this Section 2.2, Executive forfeits his right, if any, to reimbursement for such business expenses.

2.3.    Post-Retirement Consultancy and Cooperation. The Company and Executive agree that certain matters in which Executive has been involved during Executive’s employment may need Executive’s cooperation with the Company in the future. Accordingly, for a period of three (3) months after the Retirement Date, to the extent reasonably requested by the Company, Executive shall be available and willing to provide consulting services to the Company in connection with matters arising out of Executive’s service to the Company; provided that such consulting services shall be performed at mutually agreed upon and convenient times, so as to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable out-of-pocket expenses, including travel expenses and any attorneys’ fees, incurred by Executive in connection with such consulting services, and the Company shall compensate Executive for such consulting services at an hourly rate of $300 per hour. Following the Retirement Date, Executive further agrees to provide truthful testimony and information and to otherwise reasonably cooperate with the Company Group in connection with any and all existing, potential or future claims, litigation or investigations brought by or against the Company Group or any of its past or present affiliates, agents, officers, directors, fiduciaries, or employees, whether administrative, civil or criminal in nature, with respect to such matters as were within Executive’s knowledge while employed by any member of the Company Group. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company Group, regardless of whether a lawsuit has been filed against any member of the Company Group with respect to such investigation.
3.    Consideration.
3.1.    Retirement Benefits. Conditioned upon Executive’s compliance with all terms of this Agreement, the Company shall provide Executive with the consideration described in this Section 3.1 (collectively, the “Retirement Benefits”). Executive acknowledges and agrees that the Retirement Benefits are good, valuable and sufficient consideration to support the agreements contained herein. Executive further acknowledges and agrees that the Retirement Benefits provided for in Section 3.1 supersede and replace any severance benefits that may otherwise be payable under the Employment Agreement, if any.
3.1.1.    Annual Cash Incentive Plan Super-Over Achievement Award Payment. Pursuant to that certain Newpark Resources, Inc. 2010 Annual Cash Incentive Plan (the “2010 ACIP”), and as a result of Executive’s separation from employment qualifying as a Normal Retirement (as defined in the 2010 ACIP), the Company shall pay to the Executive a cash payment in the amount of Two Hundred and Forty Six Thousand and Four Hundred and Sixty Three Dollars and No Cents ($243,463.00), less applicable deductions and withholdings (the “Super-OA Award Payment”), payable in a single lump sum on the first regularly scheduled payday that occurs at least ten (10) business days after the date the Company receives a copy of the this Agreement signed by Executive.
3.1.2.    Annual Cash Incentive Plan Prorated Award Payment. Pursuant to the 2010 ACIP, and as a result of Executive’s separation from employment qualifying as a Normal Retirement (as defined in the 2010 ACIP), Executive shall remain eligible to receive a prorated portion of the Award Payment (as defined in the 2010 ACIP) for the current Plan Year (as defined in the 2010 ACIP) (the “Prorated Award Payment”), subject in all respects to the terms and conditions of the 2010 ACIP which are incorporated herein by reference. The Prorated Award Payment, if earned, will be paid to Executive at the same time as all other Award Payments are made to other 2010 ACIP Executives.
3.1.3.    Time-Vested Stock Options. All unvested stock options that have been awarded to Executive at least six (6) months before the Retirement Date, other than any one-time, special and/or retention-based award (“Options”), shall continue to become exercisable after the Retirement Date pursuant to the original vesting schedule, subject in all respects to the terms and conditions of any applicable grant agreement, the Newpark Resources, Inc. 2006 Equity Incentive Plan, as amended (the “2006 Plan”) and the Newpark Resources, Inc. 2015 Employee Equity Incentive Plan, as amended (the “2015 Plan” and together with the 2006 Plan, as applicable, the “Equity Plan”) (except for any continued employment requirement) and, in addition to the otherwise applicable post-termination exercise period, all stock options that have been awarded to Executive that remain outstanding as of the Retirement Date, regardless of when awarded to Executive, shall remain exercisable until the earlier of (a) two (2) years from the Retirement Date or (b) the expiration date designated in the applicable option agreement. For the avoidance of doubt, nothing in this Agreement shall be treated as permitting delivery of any Options to Executive prior to the date such Options would have been delivered pursuant to the terms of the applicable equity grant agreement or the Equity Plan if Executive had remained employed by the Company following the Retirement Date.
3.1.4.    Time-Vested Restricted Stock Awards or Units. The restrictions applicable to any unvested restricted stock awards and/or restricted stock units that have been awarded to Executive at least six (6) months before the Retirement Date, other than any one-time, special and/or retention-based awards (collectively, the “Restricted Stock”), shall continue to lapse pursuant to the original vesting schedule, subject in all respects to the terms and conditions of any applicable equity award agreement and the Equity Plan (except any continued employment requirement). For the avoidance of doubt, nothing in this Agreement shall be treated as permitting delivery of any shares of Company stock to Executive prior to the date such shares would have been delivered pursuant to the terms of the applicable equity award agreement or the Equity Plan if Executive had remained employed by the Company following the Retirement Date.
3.1.5.    Performance-Based Restricted Stock Units. Executive shall remain eligible to receive a prorated payment in shares for any performance-based restricted stock units awarded to Executive, other than any one-time, special and/or retention-based award, provided that at least six (6) months of the applicable performance period have elapsed prior to the Retirement Date (the “Prorated RSU Payment”) and subject in all respects to the terms and conditions of any equity award agreement and the Equity Plan (except any continued employment requirement). The Prorated RSU Payment, if earned, will be paid to Executive at the same time as all other participants in the applicable plan.
3.1.6.    Time-Based Cash Awards. The restrictions applicable to any unvested cash awards that have been awarded to Executive at least six (6) months prior to the Retirement Date, other than one-time, special and/or retention-based award (“Cash Awards”), shall continue to lapse pursuant to the original vesting schedule, subject in all respects to the terms and conditions of any applicable equity award agreement and plan document (except any continued employment requirement). For the avoidance of doubt, nothing in this Agreement shall be treated as permitting payment to be made with respect to any Cash Awards to Executive prior to the date such payment would have been made pursuant to the terms of the applicable equity award agreement and the Equity Plan if Executive had remained employed by the Company following the Retirement Date.
3.1.7.    Performance-Based Cash Awards. Executive shall remain eligible to receive a prorated cash payment for any performance-based cash award awarded to Executive, other than any one-time, special and/or retention-based award, provided that at least six (6) months of the applicable performance period have elapsed prior to the Retirement Date (the “Prorated CA Payment”) and subject in all respects to the terms and conditions of any equity award agreement and the Equity Plan (except any continued employment requirement). The Prorated CA Payment, if earned, will be paid to Executive at the same time as all other participants in the Equity Plan.
3.2.    Compliance with Post-Retirement Obligations. Strict compliance with and satisfaction of terms of this Agreement, including the agreements, covenants, conditions and other terms set forth in Section 4 through Section 6 of this Agreement (collectively, the “Post-Retirement Obligations”) is a specific condition to Executive’s receipt of the Retirement Benefits provided under this Agreement, with such compliance and satisfaction determined by the Company in its sole discretion. Violating any of the Post-Retirement Obligations at any time shall result in (a) automatic termination of the Super-OA Award Payment, if not yet paid, or forfeiture of the Super-OA Award Payment already paid (less One Thousand Dollars and No Cents ($1,000.00), which Executive shall retain as consideration for Executive’s release of claims in Section 4 of this Agreement); (b) forfeiture of the right to receive payment of the Prorated Award Payment, if not yet paid; (c) termination of the extended exercise period for any Options that were vested as of the Retirement Date, which shall remain exercisable for the post-employment termination period provided in the applicable award agreement; (d) forfeiture of all unexercised Options that vested after the Retirement Date, which will become immediately unexercisable; (e) forfeiture and surrender of any unvested Restricted Stock; (f) forfeiture of the right to receive payment of the Prorated RSU Payment, if not yet paid; (g) forfeiture and surrender of any unvested Cash Awards; and (h) forfeiture of the right to receive payment of the Prorated CA Payment.
3.3.    This Agreement is subject to the terms and conditions of the 2010 ACIP and Equity Plan and any applicable award agreements issued thereunder.
4.    Release. Executive’s “Release” includes all of the terms of this Section 4.
4.1.    Executive, on behalf of Executive, Executive’s heirs and assigns, irrevocably and unconditionally releases, waives, and forever discharges each member of the Company Group and each of their respective present and former affiliates, agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries and benefit plans, and any successors and assigns of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees, and all liabilities whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against Releasees relating to or arising out of Executive’s employment with the Company, or any other matter that arises through the date that this Agreement is signed by the Executive (“Released Claims”).
4.2.    Executive understands that the Released Claims include, to the extent permitted by applicable law, claims at law or equity or sounding in contract (express or implied) or tort, claims (including claims for monetary damages) arising under any federal, state, or local laws, of any jurisdiction, that prohibit age, sex, race, national origin, color, disability, religion, veteran or any other form of discrimination, harassment, or retaliation (including the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, or the Rehabilitation Act), under the Family and Medical Leave Act, the Employee Retirement Income Security Act, any other claim under any law related to Executive’s employment with the Company, and any other matter arising between Executive and the Company Group through the date that this Agreement is signed by Executive.

4.3.    The Released Claims also include any claims against the Company Group relating to any alleged entitlement to any form of compensation or benefit, including payment of personal time off, annual or periodic incentives, bonuses, restricted stock awards, restricted stock units, stock options and any other financial recovery against any Releasees. Further, the terms and provisions of this Agreement shall, to the extent permitted by applicable law, extend and apply to all unknown, unsuspected or unanticipated injuries or damages.
4.4.    Nothing in this Agreement shall be construed as an attempt to waive any right or claim which: is not waivable as a matter of law, involves the Retirement Benefits provided under this Agreement, arises after the date this Agreement is executed by Executive, involves Executive’s legal indemnification rights (if any exist) for acts or omissions covered by such rights, involves unemployment compensation benefits if Executive is otherwise qualified for such benefits under applicable law, or involves any pending workers’ compensation claim (however Executive represents and acknowledges that he has no unfiled workers’ compensation claim or unreported injury).
4.5.    Release of Age Discrimination Claims. Executive acknowledges the following:
4.5.1.    This Agreement is written in a manner calculated to be understood by Executive, and Executive in fact understands the terms, conditions and effect of this Agreement.
4.5.2.    This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act.
4.5.3.    Executive does not waive rights or claims that may arise after the date this Agreement is executed by Executive.
4.5.4.    Executive is waiving rights or claims in exchange for consideration which is in addition to anything of value to which Executive is already entitled.
4.5.5.    Executive is advised to consult with an attorney prior to executing the Agreement.
4.5.6.    Executive has been given this Agreement to consider on September 26, 2018. Executive has twenty-one (21) days to consider this Agreement and decide whether to accept it (the “Consideration Period”). Executive must accept this Agreement on or after the Retirement Date, but not later than the last day of the Consideration Period. Executive does not have to wait until the end of the Consideration Period to accept this Agreement, but Executive acknowledges that any decision to sign this Agreement before the Consideration Period expired was made voluntarily, and not because of any fraud or coercion or improper conduct by the Company Group.
4.5.7.    Executive is given a period of seven (7) calendar days following the date Executive signs the Agreement to elect to revoke this Agreement (“Revocation Period”). If revoked, (a) this Agreement will be revoked in full and void ab initio, as if it had never been entered into; (b) Executive will forfeit any right to receive the Super-OA Award Payment, (c) Executive will forfeit any right to receive payment of the Prorated Award Payment, if not yet paid; (d) the extended exercise period for any Options that were vested as of the Retirement Date will be terminated and any such vested Options shall remain exercisable for the post-employment termination period provided in the applicable award agreement; (e) Executive will forfeit any unexercised Options that vested after the Retirement Date, and such unexercised Options will become immediately unexercisable; (f) Executive will forfeit and surrender any unvested Restricted Stock; (g) Executive will forfeit the right to receive payment of the Prorated RSU Payment, if not yet paid; (h) Executive will forfeit and surrender any unvested Cash Awards; and (i) Executive will forfeit the right to receive payment of the Prorated CA Payment.
4.5.8.    Executive fully understands all of the terms of this Agreement and knowingly and voluntarily enters into this Agreement.
4.5.9.    Notice of acceptance or revocation of this Agreement should be made by Executive as specified in Section 6.2 (“Notices” Section) below.
4.6.    Protected Agency Disclosures/Participation. Executive understands and agrees that nothing in this Agreement shall be construed to prohibit Executive from making disclosures to, filing a charge or complaint with, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission. This Agreement does not impose any condition precedent (such as prior notice to the Company Group), any penalty, or any other restriction or limitation adversely affecting Executive’s rights regarding any governmental agency disclosure, report, claim or investigation. Further, Executive may disclose his wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages or other personal relief in any charge, complaint, or lawsuit that Executive has filed or might file or which might be filed on Executive’s behalf. The Company and Executive further understand and agree that nothing in this Agreement limits Executive’s right to receive an award for information provided to the SEC or under any of its programs.
4.7.    No Waiver. Executive understands and agrees that this Agreement shall not in any way be construed as an admission by any of the Releasees or by Executive of any unlawful or wrongful acts whatsoever against the other, or any other Person, and Executive specifically disclaims any liability to or wrongful acts against any of the Releasees, or any other Person, including those relating to or involving, directly or indirectly, Executive’s employment by the Company Group.
Executive acknowledges that Executive has read this Section 4 carefully.
5.    Additional Representations and Agreements Regarding Post-Retirement Obligations.
5.1.    Executive agrees that his obligations stated in this Agreement, including each of the Post-Retirement Obligations, are in addition to any obligations under applicable law or any agreement in effect before or after the Retirement Date, including the Restrictive Covenants, any other pre-existing non-compete, non-solicitation, confidentiality or release of liability obligations or agreements for the benefit of any member of the Company Group to which Executive may be a party (collectively, “Other Obligations”), and Executive hereby expressly ratifies such Other Obligations as reasonable, necessary and enforceable and, as a condition to receiving the Retirement Benefits, Executive agrees to continue to comply with and perform such Other Obligations for the applicable duration of each such obligation.
5.2.    Executive acknowledges that money damages would not be sufficient remedy for any breach of this Agreement by Executive, including breach of any of the Post-Retirement Obligations, and the Company Group shall be entitled to enforce such provisions by specific performance and injunctive or other equitable relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for such breach, but shall be in addition to all remedies available at law or in equity to the Company Group, including the recovery of damages from Executive and Executive’s agents involved in such breach, all remedies related to the Retirement Benefits covered by the “Compliance with Post-Retirement Obligations” Section of this Agreement, forfeiture and/or repayment of the Super-OA Award Payment, and all remedies available to the Company Group pursuant to other agreements with Executive or under any applicable law.
5.3.    It is expressly understood and agreed that the Company Group and Executive consider each of the restrictions and obligations contained or referenced in this Agreement to be reasonable and necessary to protect the business of the Company Group. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.
5.4.    Protected Disclosures. Notwithstanding the obligations stated in this Agreement, neither this Agreement nor any other agreement or policy of the Company Group shall prohibit Executive from making the following protected statements or disclosures: (a) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (c) disclosures of trade secrets by a plaintiff to his attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order, or (d) other actions protected as whistleblower activity under applicable law, or (e) as stated above in Section 4.6 (“Protected Agency Disclosures/ Participation” Section). Executive is not required to notify the Company Group of these allowed reports or disclosures.
5.5.    Non-Disparagement. Executive agrees that Executive shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company Group or their businesses, business practices, or any of their employees, officers or directors. This Section 5.5 does not apply to or in any way restrict or impede Executive from any communications with government agencies as stated above in Section 4.6 (“Protected Agency Disclosures/ Participation” Section), or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.
Executive acknowledges that Executive has read this Section 5 carefully.
6.    Miscellaneous. This Agreement shall be subject to the following additional terms and conditions:
6.1.    Severability. Should a court declare or determine that any provision of this Agreement is unmodifiable and illegal or invalid, the validity of the remaining parts, terms or provisions of this Agreement will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Agreement.
6.2.    Notices. The Company Group and Executive may deliver any notice required by the terms of this Agreement in writing or by electronic means. Any such notice shall be deemed effective upon personal delivery, receipt (including with respect to electronic communications), or upon deposit with the U.S. Postal Service, by registered or certified mail, with postage and fees prepaid. The notice shall be addressed to Vice President of Human Resources, Newpark Resources, Inc. 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381, Attention: Legal Department, and to Executive at the address that he most recently provided to the Company.
6.3.    Entire Agreement. Executive represents and acknowledges that in executing this Agreement, Executive did not rely, and has not relied, on any oral or written representations, agreements, or communications by any of the Releasees, except as expressly contained in this Agreement. This Agreement, the Supplemental Release, the Other Obligations, the Program, and any applicable equity award or plan documents constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; provided, however, that this Agreement does not replace or supersede or modify any existing obligation, including any Other Obligation, under applicable law or agreement regarding confidentiality, fiduciary duties, non-competition, or non-solicitation. Further, the provisions of the 2010 ACIP and Equity Plan and any applicable equity award and/or plan documents shall continue to apply.
6.4.    Exclusive Dispute Resolution Procedure. In the event either party contends the other has not complied with any provision of this Agreement, or asserts any claims under ERISA, prior to seeking arbitration as provided for below, the party claiming a violation of this Agreement, shall advise the other party, in writing, of the specifics of the claim, including the specific provision alleged to have been violated, as well as provide the other party with any supporting documentation the party desires to produce at that time. If the Company is disputing amounts that Executive contends are due to him, the Company shall provide a complete statement of the amount it is disputing, the reason it is disputing it, and supporting documentation upon request by Executive. The parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the parties agree in writing to mutually extend the time for one additional thirty (30) day period. Following such attempts to resolve any such dispute, either party may require arbitration of the other. In order to do so, the request must be timely made, in writing, and delivered to the other party (Executive or the Vice President of Human Resources) in the manner outlined in Section 6.2 (“Notices” Section) within thirty (30) days following the end of the resolution period (or any valid extension thereof) referenced herein above.
The parties hereto agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve as provided for above, shall be finally resolved and settled exclusively by arbitration in the city where the headquarters for the Company are then located or such other location as the parties may agree, by a single arbitrator in accordance with the substantive laws of the State of Texas to the extent not preempted by ERISA, which shall govern all applicable benefits issues, in keeping with the above required procedure. If the parties cannot agree upon an arbitrator, then each party shall choose its own independent representative, and those independent representatives shall choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative.  The cost and expenses of the arbitrator in any such action shall be borne equally by the parties.
The legal expenses of each party shall initially be borne by each party. However, the arbitrator may determine how such legal expenses may ultimately be allocated between the parties and may elect to entitle the prevailing party in the arbitration to a reasonable sum for attorneys’ fees and costs incurred by such party to be paid by the non-prevailing party. The arbitrator’s decision, judgment, and award (including the allocation of attorneys’ fees) shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction.  The arbitrator to which any such dispute shall be submitted in accordance with the provision of this Section 6.4 shall only have jurisdiction and authority to interpret, apply, or determine compliance with the provisions of this Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement.  The Parties understand that their mutual obligations to arbitrate under this Section 6.4 survive any termination of this Agreement.   Notwithstanding anything to the contrary in this Section 6.4, either party may commence in a court of competent jurisdiction any action to obtain injunctive relief.
6.5.    Governing Law/Venue. This Agreement and the Program shall be governed by, and construed in accordance with, the laws of the State of Texas, United States of America. The venue for any and all disputes arising out of or in connection with this Agreement shall be Harris County, Texas, United States of America, and the courts sitting exclusively in Harris County, Texas, United States of America shall have exclusive jurisdiction to adjudicate such disputes, except as provided in Section 6.4.
6.6.    No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (a) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (b) preclude insistence upon strict compliance in the future.
6.7.    Administration. Any determination by Company and its counsel in connection with any question or issue arising under this Agreement shall be conclusive and binding on Executive and all other persons having an interest hereunder.
6.8.    Alienation of Interest Forbidden. The interest of Executive under this Agreement or the benefits conveyed to Executive herein, may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits to Executive hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of Executive, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.
6.9.    Successors and Assigns. The Company’s obligations under this Agreement shall be binding upon the Company and its successors and assigns. The obligations of Executive under the Release are binding upon Executive, Executive’s executors, administrators, heirs, successors, representatives and assignees. The rights and other obligations of Executive under this Agreement are personal in nature and may not be assigned. The benefits of Executive’s obligations under this Agreement shall inure to the benefit of every member of the Company Group and their respective successors and assigns, and Executive consents to the assignment of this Agreement by the Company, or by any member of the Company Group, as may be applicable.
6.10.    Code Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the United States Internal Revenue Code and the rules and regulations promulgated thereunder (collectively, “Code Section 409A”), and this Agreement and the Program shall, to the extent practicable, be construed in accordance therewith. To the extent there is any ambiguity in this Agreement as to its compliance with Code Section 409A, this Agreement shall be read to conform with the requirements of Code Section 409A, and the Company may, in its sole discretion, amend or replace this Agreement to cause this Agreement to comply with Code Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any consideration provided under this Agreement except to the extent specifically permitted or required by Code Section 409A. Terms defined in this Agreement and the Program shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section. In the event a payment under this Agreement is made within six (6) months following the date of Executive’s separation from service (within the meaning of Code Section 409A), the following additional payment timing rule shall apply: (a) if Executive is determined by the Company to be a “specified employee” (within the meaning of Code Section 409A, determined using the identification methodology selected by the Company from time to time), and (b) the Company shall make a good faith determination that an amount payable to Executive hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then nothing in this Agreement shall require the Company to pay or authorize payment of such amount on the otherwise scheduled payment date pursuant to this Agreement but the Company shall instead pay it or authorize payment without interest, on the first business day after such six-month period, or if earlier, upon the Executive’s death.
6.11.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.
6.12.    Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the Retirement Date.

	NEWPARK RESOURCES, INC.:		EXECUTIVE:

By:	/s/ E. Chipman Earle	Signature:	/s/ Mark J. Airola
Name:	E. Chipman Earle	Printed Name:	Mark Airola
Title:	VP, General Counsel & CAO	Date:	10/2/2018
Date:	10/2/2018

[Signature Page to “Retirement, Agreement and General Release”]